Filed Pursuant to Rule 424(b)5
Registration No. 333-195033

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 12, 2014)

4,682,927 Shares

Xcerra Corporation

Common Stock

This is an offering of 4,682,927 shares of the common stock of Xcerra Corporation.

Our common stock trades on the Nasdaq Global Market under the symbol “XCRA.” On September 11, 2014, the last reported trading price of our stock was $10.86.

Investing in our common stock involves risks. See “Risk Factors” on page S-11 of this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully before making an investment decision.

	Per Share	Total
Price to the public	$10.25	$48,000,001
Underwriting discounts and commissions(1)	$0.5125	$2,400,000
Proceeds to Xcerra Corporation (before expenses)	$9.7375	$45,600,001

(1)	See “Underwriting” for a description of compensation payable to the underwriters in connection with this offering.

We expect to grant the underwriters a 30-day option to purchase up to an aggregate of 702,439 shares of our common stock solely to cover over-allotments on the same terms and conditions set forth above.

The underwriters expect to deliver the shares of common stock to purchasers on or about September 17, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Stifel	Craig-Hallum Capital Group

Co-Managers

D.A. Davidson & Co.	B. Riley & Co.

The date of this prospectus supplement is September 12, 2014.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of common stock, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.” To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document that we have incorporated by reference, you should rely on the information in the more recent document.

Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, or in any related free writing prospectus that we file with the Securities and Exchange Commission, or the SEC. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the shares of common stock described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those shares in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

The Gartner Report described herein, (the “Gartner Report”) represents data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus supplement) and the opinions expressed in the Gartner Report are subject to change without notice.

The terms “Xcerra,” “we,” “our,” and “us” refer, collectively, to Xcerra Corporation, a Massachusetts corporation, and its consolidated subsidiaries.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information about us that you should consider before buying shares of our common stock in this offering. You should carefully read this entire prospectus supplement and the accompanying prospectus, including each of the documents incorporated herein and therein by reference, before making an investment decision. In particular, you should pay special attention to the “Risk Factors” section on page S-11 of this prospectus supplement and the financial statements and related notes and the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Xcerra Corporation

We are a global provider of test and handling capital equipment, interface products, test fixtures and related services to the semiconductor and electronics manufacturing industries. We design, manufacture and market products and services that address the broad, divergent requirements of the mobility, industrial, medical, automotive and consumer end markets, offering a comprehensive portfolio of solutions and technologies, and a global network of strategically deployed applications and support resources. We operate in the semiconductor and electronics manufacturing test markets through our atg-Luther & Maelzer, Everett Charles Technologies (“ECT”), LTX-Credence and Multitest businesses. We have a broad spectrum of semiconductor and printed circuit board (“PCB”) test expertise that drives innovative new products and services and our ability to deliver fully integrated semiconductor test solutions.

On December 1, 2013, we acquired the Multitest and ECT businesses of Dover Corporation for $93.5 million, of which $73.5 million was paid in cash through a combination of existing cash-on-hand and bank debt, and $20.0 million was paid by the issuance of promissory notes. Pursuant to the Master Sale and Purchase Agreement entered into with Dover Corporation on September 6, 2013, the cash purchase price was increased by $12.5 million to reflect, among other required adjustments, specified cash balances held by the acquired businesses, acquired indebtedness, certain transaction costs, employee-related liabilities, working capital adjustments and reductions in the principal amount of the promissory notes payable to Dover Corporation in connection with the satisfaction of certain conditions.

Our Multitest business designs and manufactures products used in the testing of integrated circuits, including test handlers, test contactors and semiconductor load boards. Our ECT business designs and manufactures equipment and consumables that are used in the testing of bare and loaded printed circuit boards. ECT, which operates under the brand names atg Luther & Maelzer and Everett Charles Technologies, offers a complete line of PCB testing solutions, including flying probe and universal grid testers, test fixtures and probes.

The acquisition of Multitest and ECT has enabled us to address a greater portion of the semiconductor test industry and has provided access to the broader electronics manufacturing industry. We believe this acquisition has several strategic benefits, including: (i) broadening our semiconductor test product portfolio and uniquely positioning us as a total test cell solutions provider, (ii) enabling us to cross-sell across multiple product lines, (iii) doubling our total addressable market from our estimate of approximately $2.3 billion to more than $5.1 billion, (iv) adding additional consumable-based, recurring revenue components to our business and (v) broadening our customer base to include companies such as Broadcom, Cisco, HP, IBM, Microsoft, SanDisk and TTM Technologies, among others.

Semiconductor designers and manufacturers worldwide use our test and handling equipment and interface products (load boards, test contactors and probe pins) to test their devices during the manufacturing process. The devices our products test are incorporated into a wide range of products, including personal computers; mobile internet equipment such as wireless access points and interfaces; broadband access products such as cable modems and set top boxes; personal communication and entertainment products such as mobile phones and tablets; consumer products such as televisions, videogame systems and digital cameras; automobile electronics; and power management devices used in portable and automotive electronics.

Our PCB test systems are used to verify the quality of the pre-assembled PCB before individual components, including integrated circuits, are installed onto the PCB. Our test fixture products are consumable components used by PCB test systems to test assembled PCBs. The types of PCBs that are tested using our systems are incorporated into a diverse set of electronic products including network servers, personal computers, tablets and mobile phones.

The chart below displays the semiconductor and PCB manufacturing processes and identifies the product and service offerings at the various steps where our systems or products are used.

Image of semiconductor wafer courtesy of Taiwan Semiconductor Manufacturing Co., Ltd.

For our semiconductor test-related businesses we focus our marketing and sales efforts on integrated device manufacturers (“IDMs”); outsourced semiconductor assembly and test providers (“OSATs”), which perform assembly and testing services for the semiconductor industry; and fabless semiconductor companies, which design integrated circuits but have no manufacturing capability. We offer our customers a comprehensive portfolio of semiconductor test systems, test handlers and interface products and provide a global network of strategically deployed applications and support resources. Representative customers include Bosch, HiSilicon, MediaTek, Microchip Technology, NXP, Skyworks, ST Microelectronics, Texas Instruments and Toshiba. For our PCB test systems and PCB assembly test fixtures and design services, we focus our marketing and sales efforts on the manufacturers of PCBs, as well as the companies into whose products the PCBs are incorporated. Representative customers for these businesses include AT&S, Continental, Microsoft, Samsung, TTM Technologies and Wurth.

Our Industry

We provide test solutions to the large and growing electronics manufacturing industry, of which semiconductors and PCBs are key components. According to Gartner, the overall market for electronic equipment and semiconductor production was $1.5 trillion in 2012 and is anticipated to grow at an annual rate of approximately 4% through 20171. Based on data published by Prime Research Group, the market for system-on-chip (“SoC”) automated test equipment is approximately $1.9 billion in 2013 and is expected to grow 21% in 2014 to approximately $2.3 billion.

Sales of capital equipment products are driven by the expansion of manufacturing and test capacity, or when customers replace existing equipment with new equipment. Sales of consumable products, which include service, are driven by the level of manufacturing and test activity, and need to be replaced based on usage levels or to accommodate new designs or test techniques. Therefore, overall demand for our capital equipment and consumable products and services is generally dependent on growth in the semiconductor and electronics industry.

In particular, three primary characteristics of the industry in which we operate drive the demand for our products and services:

i)	Increases in unit production of semiconductor devices and PCBs. The proliferation of sophisticated electronic devices including tablets, consumer electronics, the growth of the telecommunications industry and mobile devices capable of accessing the internet, the increased use of digital signal processing (“DSP”) devices, and the expansion of semiconductor devices in automotive and power management applications is driving a corresponding need for semiconductor and PCB test solutions.

ii)	Increases in the complexity of semiconductor devices and PCBs used in electronic products. Increasing demand continues worldwide for smaller, more highly integrated electronic products. This has led to higher performance and increasing complexity of the semiconductor devices that operate and power these electronic products. To the extent a customer’s existing test equipment is not able to meet the requirements of these new devices, there is a corresponding increase in the demand for equally sophisticated semiconductor and PCB test solutions.

iii)	Emergence of next generation electronic products requiring new semiconductor and PCB technologies. The introduction of new generations of end-user electronics products requires the development of new semiconductor device and PCB technologies. The increase in complexity of leading edge end-user devices, and, ultimately, the emergence of new semiconductor device and PCB technologies have mandated changes in the design, architecture and complexity of semiconductor and PCB test solutions. Semiconductor and PCB manufacturers must be able to test the increasing volume and complexity of their devices in a reliable, cost-effective, efficient and flexible manner.

Our Products and Services

We offer a wide range of products and services to the semiconductor and electronics manufacturing industries, including semiconductor automated test equipment (“ATE”), test handlers, bare board PCB test equipment, semiconductor load boards, test contactors, probe pins and loaded PCB test fixtures. For the twelve months ended July 31, 2014, approximately 53% of our net sales were from capital equipment, and approximately 47% of our net sales were from consumable products.

Our revenue from our capital equipment products is driven by the capital expenditure budgets and spending patterns of our customers, who often delay or accelerate purchases in reaction to variations in their business. The level of capital expenditures by these companies depends on the current and anticipated market demand for semiconductor devices and PCBs and the products that incorporate them.

1 Gartner, “Forecast: Electronic Equipment Production and Semiconductor Consumption by Application, Worldwide, 2011-2017, 4Q13 Update” 2012-2017 Electronic Equipment Ex-Factory Revenue by Application Category.

Our consumable products are driven by an increase in the number of printed circuit boards and semiconductor devices that are tested. As a result, our consumable products provide a more stable recurring source of revenue and do not have the same degree of cyclicality as our capital equipment products.

Listed below is a summary of our various product offerings:

Semiconductor ATE Solutions. Semiconductor automated test equipment is used to test a device after it has been fabricated but before it has been packaged to eliminate non-functioning parts. Our semiconductor ATE solutions consist of three scalable platforms focused primarily on the SoC market. Our Diamond series platform offers high-density packaging for low-cost testing of microcontrollers and cost sensitive consumer and digital-based ASSP and ASIC devices. Our X-Series platform offers configurations for optimal testing of analog-based ASSP and ASIC, power, automotive, mixed signal and RF applications. Our ASL platform is a market leader for testing linear, low-end mixed signal, precision analog and power management devices.

Test Handlers. Test handlers are used in conjunction with automated test equipment and are used to automate the testing of packaged semiconductor devices. Our test handlers support a variety of package sizes and device types, including automotive, mobile, power, microelectromechanical systems (“MEMS”) and microcontrollers, among others. We offer a broad range of test handlers, including pick-and-place, gravity, strip and MEMS.

Bare Board PCB Test Systems. Bare board PCB test systems are used to test pre-assembled printed circuit boards. Our PCB test systems include flying probe testers, which are used to test low-volume, highly complex circuit boards and do not require the use of a separate test fixture, as well as universal grid testers, which require the use of a separate test fixture and are well-suited to test circuit boards that are produced in high volumes.

Semiconductor Load Boards. Semiconductor load boards are circuit boards that are specifically designed to serve as an interface between the tester and the semiconductor device, or the semiconductor wafer, that is being tested. We are focused on the high-end segment of the market and design and manufacture high pin count, high aspect ratio and fine pitch products. Typically, each new semiconductor device design requires the use of a specific semiconductor load board.

Test Contactors. Test contactors are used in the final test of semiconductor devices and serve as the interface between the test handler and the semiconductor device under test. Test contactors are specific to individual semiconductor device designs, need to be replaced frequently and grow with the number of units produced. We offer a wide range of test contactors for standard, power and RF markets.

Probe Pins. Probe pins are physical devices that are used to connect electronic test equipment to the device under test. We offer probes that are incorporated into bare board test systems, loaded PCB test fixtures and semiconductor test contactors. We address a wide range of applications with our spring probes, voltage probes, current probes, near-field probes, temperature probes, demodulator probes and logic probes.

Loaded PCB Test Fixtures. Test fixtures enable the transmission of test signals from the loaded PCB to the tester. We offer a wide range of in-circuit and functional test fixtures that can be optimized based on the complexity of the loaded PCB and production volume requirements. Our solutions address highly complex and low-to-medium technology applications.

Services. Our worldwide service organization is capable of performing installations and necessary maintenance of test and handling systems sold by us, including routine servicing of spare parts manufactured by third parties. We provide various parts and labor warranties on test and handling systems and instruments designed and manufactured by us and warranties on certain components that have been purchased from other manufacturers and incorporated into our test and handling systems. We also provide training on the maintenance and operation of test and handling systems we sell.

Competitive Strengths

We believe our key competitive strengths include:

•	Technologically advanced products well suited for industry’s most challenging applications. Our breadth of capital equipment, including semiconductor ATE, test handlers and PCB testers, and consumables, including electronic interconnect and interface products, enable us to design solutions that lower the cost of testing, improve operating effectiveness of the test cell and reduce time to high volume production for our customers.

•	Uniquely positioned as total test cell solutions provider. The combination of our semiconductor ATE, test handlers, load boards and test contactors products enables us to provide customers with a complete solution that optimizes performance for selected test cell configurations.

•	Focused on fast growing segments within the semiconductor and PCB markets. We believe, based on management estimates, that we have more than doubled our addressable market to over $5 billion through the acquisition of Multitest and ECT and through strategic internal product development. We believe that our core end-markets, which include analog/mixed-signal, microcontroller, RF, power management and automotive, should grow in excess of broader semiconductor and electronics test markets.

•	Long-standing customer relationships with limited concentration. Our acquisition of Multitest and ECT has further diversified our blue chip customer base beyond semiconductor device suppliers to leading mobile, industrial, medical, automotive and printed circuit board companies. Our close customer relationships with leading innovators in the electronics industry have been built based on years of collaborative product development, which provides us with deep system-level knowledge and key insights into our customers’ needs.

•	Highly leveraged operating model drives significant earnings growth in up cycle. We have a history of reducing costs and driving increased profitability. Our capital equipment products and fixed cost structure enable us to generate significant profitability during cycle upturns.

•	Strong recurring revenue model enables through-cycle profitability. Our acquisition of Multitest and ECT more than doubled our recurring revenue base, which now comprises approximately 50% of our total revenue. Our consumables products are unit driven, recurring in nature, and offer stability during cycle downturns.

•	Experienced management and engineering team with demonstrated ability to integrate accretive acquisitions. Our chief executive officer and chief financial officer/chief operating officer have over 35 years of combined experience with us and have successfully identified, executed, and integrated multiple accretive acquisitions. The acquisition of Credence Systems Corporation in 2008 broadened our semiconductor test capabilities and offered substantial cost savings opportunities. The acquisition of Multitest and ECT in 2013 has enabled us to become a diversified electronics test solutions provider with a larger base of recurring revenue.

Our Growth Strategy

Our objective is to be the leading supplier of market-focused, cost-optimized test solutions for the semiconductor and electronics manufacturing test markets. Key elements of our growth strategy include:

•

Continue to introduce new, innovative products. We intend to continue to invest in the development of new test solutions designed to meet evolving customer demands such as achieving the lowest cost of test and reducing the time to high volume production on new products. We intend to leverage our existing technical expertise and continue to invest significant resources both in our current solutions and in developing solutions that address new markets as well as new segments of existing markets. As an example, we may choose to integrate semiconductor tester technology inside a MEMS test handler for a fully integrated MEMS/sensor test product thereby reducing capital and operating costs while potentially improving testing efficiency.

•	Leverage total test cell capabilities. We believe we are the only supplier capable of providing a total test cell solution and will continue to leverage this unique capability with our customers. Our customers historically have had to source disparate test products from multiple third-party providers to create their own solutions, which can lead to inefficiencies and increased costs. By offering a total test cell solution, we are able to help customers better fulfill their testing requirements and improve their overall manufacturing and testing process.

•	Generate cross-selling opportunities between our leading brands. Our acquisition of Multitest and ECT offers significant cross-selling opportunities across our brands and product portfolio. We will continue to build and strengthen our relationships with existing customers, as we believe there are significant opportunities to cross-sell load boards, test contactors and test handlers to our existing semiconductor ATE customers. We have already experienced cross-selling success reaching an exclusive agreement with a customer to purchase semiconductor testers, test handlers and load boards from us where previously they were primarily a tester customer.

•	Increase additional sales of test handlers and consumables through our existing distribution relationships. We have expanded our relationship with our largest distributor to include test handlers and consumables, which will enable us to better serve customers in fast-growing geographies, including China and Taiwan.

•	Opportunistically pursue strategic acquisitions. We may pursue acquisitions that complement our strengths and help us execute our strategies. Our acquisition strategy is designed to accelerate our revenue growth, expand our technology portfolio and grow our addressable market.

•	Continue to improve operational efficiency. In order to focus our resources, improve our responsiveness to customer needs, reduce fixed costs and working capital requirements and manage the cyclicality of our industry more effectively, we have implemented a lean, flexible business model. We intend to continue to identify and implement programs which enhance our ability to meet customers’ needs while reducing fixed costs.

Preliminary Fourth Quarter and Fiscal 2014 Results

On September 8, 2014, we announced preliminary financial results for our fourth fiscal quarter and fiscal year ended July 31, 2014.

Net sales for the fourth fiscal quarter were $124.3 million, an increase of 18% compared to the prior quarter net sales of $105.4 million, and an increase from $37.5 million for the prior year period. The quarter-to-quarter increase in net sales was due principally to the continuing cyclical recovery in the semiconductor industry, while the year-over-year increase in net sales was substantially impacted by our acquisition of our Multitest and ECT businesses. Gross margin for the quarter was 42.8%, compared to the prior quarter gross margin of 41.3% and gross margin of 53.3% for the prior year period. Net income for the quarter was $13.5 million, or $0.27 per diluted share on a GAAP basis, compared to the prior quarter net loss of ($0.2) million, or ($0.00) per diluted share on a GAAP basis, and net loss of ($4.7) million, or $(0.10) per diluted share on a GAAP basis, for the prior year period. Non-GAAP net income (defined and reconciled below) for the quarter was $12.4 million, or $0.25 per diluted share, compared to the prior quarter non-GAAP net income of $3.7 million, or $0.08 per diluted share, and non-GAAP net loss of ($3.1) million, or ($0.07) per diluted share, for the prior year period. EBITDA for the quarter was $18.3 million, an increase of 123% compared to the prior quarter EBITDA of $8.2 million, and an increase from ($0.2) million for the prior year period.

As of July 31, 2014, cash and cash equivalents and marketable securities were $98.9 million, total current assets were $264.2 million, working capital was $183.6 million, total debt was $70 million, and stockholders’ equity was $204.6 million.

For the twelve-month period ended July 31, 2014, net sales were $330.9 million, an increase of 118% compared to the prior year net sales of $152.0 million. Gross margin for the year was 42.5% compared to the prior year gross margin of 53.1%. Net income for the year was $0.8 million, or $0.02 per diluted share on a GAAP basis, compared to the prior year net loss of ($12.1) million, or $(0.25) per diluted share on a GAAP basis. Non-GAAP net income for the year was $5.0 million, or $0.10 per diluted share, compared to the prior year non-GAAP net loss of ($8.8) million, or $(0.18) per diluted share. EBITDA for the year was $21.3 million, compared to the prior year EBITDA of $2.5 million.

Subsequent to our announcement on September 8, 2014 relating to the preliminary financial results described above, in the course of the preparation of our annual financial statements, we determined that the entire bargain purchase gain, recorded in the three months ended July 31, 2014, requires retrospective treatment under Accounting Standards Codification (“ASC”) Topic 805-Business Combinations. We announced this change to our expectations on September 11, 2014. The application of this treatment will likely result in the reduction of approximately $4.0 million of bargain purchase gain which would result in a corresponding reduction of approximately $4.0 million ($0.08 per diluted share) of net income on a GAAP basis for the three months ended July 31, 2014. We would also retrospectively increase our bargain purchase gain for the three months ended January 31, 2014 by approximately $4.0 million which would result in a corresponding increase of approximately $4.0 million ($0.08 per diluted share) of net income on a GAAP basis for the three months ended January 31, 2014.

Accordingly, we expect to report net income on a GAAP basis of approximately $9.5 million, or $0.19 per diluted share, for the quarter ended July 31, 2014.

This adjustment of bargain purchase gain affects only our second quarter and fourth quarter 2014 results of operations and is expected to have no impact on the results of operations for the full fiscal year ended July 31, 2014. In addition, this adjustment will have no effect our non-GAAP net income or EBITDA for any fiscal period.

We supplement our GAAP financial results by providing non-GAAP measures to evaluate our operating performance. Non-GAAP net income excludes the amortization of purchased intangible assets, restructuring charges, purchase accounting adjustments and other acquisition and integration related expenses. Management believes these non-GAAP measures are useful for internal comparison to historical operating results as well as to the operating results of our competitors, and believes that this information is useful to investors for the same purposes. A reconciliation between our GAAP and non-GAAP results is provided in the following tables. Non-GAAP information is merely a supplement to, and not a replacement for, GAAP financial measures. The following table provides a reconciliation of GAAP net income to non-GAAP net income (loss) after giving effect to the application of the retrospective accounting treatment discussed above:

(in millions, except per share amounts)

	Three Months Ended July 31, 2014	Basic Earnings Per Share	Diluted Earnings Per Share
GAAP net income	$9.5	$0.20	$0.19
Amortization of purchased intangible assets	0.8	0.02	0.02
Amortization of inventory step up for purchase accounting	1.3	0.03	0.03
Acquisition and integration related expenses	0.4	0.01	0.01
Restructuring	0.4	0.00	0.00

Non-GAAP net income	$12.4	$0.26	$0.25

Weighted average shares outstanding:		48,385	49,291

	Three Months Ended July 31, 2013	Basic Earnings Per Share	Diluted Earnings Per Share
GAAP net loss	$(4.6)	$(0.10)	$(0.10)
Amortization of purchased intangible assets	0.4	0.01	0.01
Acquisition and integration related expenses	1.3	0.03	0.03
Restructuring	(0.2)	(0.00)	(0.00)

Non-GAAP net loss	$(3.1)	$(0.07)	$(0.07)

Weighted average shares outstanding:		47,595	47,595

	Twelve Months Ended July 31, 2014	Basic Earnings Per Share	Diluted Earnings Per Share
GAAP net income	$0.8	$0.02	$0.02
Amortization of purchased intangible assets	2.0	0.04	0.04
Amortization of inventory step up for purchase accounting	4.0	0.08	0.08
Acquisition and integration related expenses	2.9	0.06	0.06
Bargain purchase gain	(8.6)	(0.18)	(0.18)
Restructuring	3.9	0.08	0.08

Non-GAAP net income	$5.0	$0.10	$0.10

Weighted average shares outstanding:		48,214	49,150

	Twelve Months Ended July 31, 2013	Basic Earnings Per Share	Diluted Earnings Per Share
GAAP net loss	$(12.1)	$(0.25)	$(0.25)
Amortization of purchased intangible assets	1.5	0.03	0.03
Acquisition and integration related expenses	1.3	0.03	0.03
Restructuring	0.5	0.01	0.01

Non-GAAP net loss	$(8.8)	$(0.18)	$(0.18)

Weighted average shares outstanding:		47,719	47,719

EBITDA, which is a non-GAAP measure of financial performance, consists of non-GAAP net income plus depreciation, stock-based compensation expense, (provision) benefit for income taxes and other income. We use EBITDA as a measure of operating performance because it assists us in comparing historical internal operating results on a consistent basis. We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. The following table provides a reconciliation of non-GAAP net income (loss) to EBITDA for the periods presented above:

(in millions)	Three Months Ended	Three Months Ended
	July 31, 2014	July 31, 2013
Non-GAAP net income (loss)	$12.4	$(3.1)
Depreciation expense	1.8	1.4
Stock based compensation	1.7	1.2
(Provision) benefit for income taxes	1.0	0.3
Other income (expense), net	1.4	(0.0)

EBITDA	$18.3	$(0.2)

	Twelve Months Ended July 31, 2014	Twelve Months Ended July 31, 2013
Non-GAAP net income (loss)	$5.0	$(8.8)
Depreciation expense	7.2	6.5
Stock based compensation	5.3	4.7
(Provision) benefit for income taxes	1.9	0.3
Other income (expense), net	1.9	(0.2)

EBITDA	$21.3	$2.5

The information presented in this “Preliminary Fourth Quarter and Fiscal 2014 Results” section is the responsibility of management, reflects management’s estimates based solely upon information available to us as of the date of this prospectus supplement and is not a comprehensive statement of our financial results for the three months or year ended July 31, 2014. Our actual results may differ materially from these preliminary financial results. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require material adjustments to be made to the preliminary estimated financial information presented above may be identified. Our independent registered public accounting firm, BDO USA, LLP, has not audited, reviewed, compiled or performed any procedures on this preliminary information. Accordingly, BDO USA, LLP does not express an opinion or any other form of assurance with respect thereto and therefore you should not place undue reliance upon these preliminary estimates. These preliminary results should be read in conjunction with our consolidated financial statements and related notes under the heading, “Financial Statements and Supplementary Data” in our most recent Annual and Quarterly Reports on Forms 10-K and 10-Q and our Current Reports on Form 8-K incorporated by reference into this prospectus supplement. For additional information, please see “Risk Factors.”

Our Corporate Information

We were originally incorporated in Massachusetts in 1976 as LTX Corporation. In connection with our August 2008 merger with Credence Systems Corporation, we changed our name to LTX-Credence Corporation and, following the acquisition of our Multitest and ECT businesses, we changed our name to Xcerra Corporation in May 2014. Our principal executive offices are located at 825 University Avenue Norwood, Massachusetts 02062, and our telephone number is 781-461-1000.

Our Internet website is www.xcerra.com. Information contained on our website is not incorporated by reference in this prospectus supplement and you should not consider information contained on our website as part of this prospectus supplement.

THE OFFERING

Common stock offered by us	4,682,927 shares

Common stock outstanding after this offering	53,131,535 shares

Use of proceeds	We expect to use approximately $18 million of the net proceeds from the sale of common stock in this offering to repay the outstanding principal balance of the promissory notes issued to Dover Corporation. We expect to use a portion of the remaining net proceeds to repay a portion of the outstanding principal of the Silicon Valley Bank term loan used to finance a portion of the acquisition of our Multitest and ECT businesses and for general corporate purposes, including capital expenditures and potential strategic acquisitions. See “Use of Proceeds.”

Nasdaq Global Market symbol	XCRA

Risk factors	This investment in our common stock involves significant risks. See “Risk Factors” on page S-11 and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risk factors that you should carefully consider before deciding to buy shares of our common stock in this offering.

Option to purchase additional shares of common stock	We have granted the underwriters the option to purchase up to an additional 702,439 shares of our common stock from us within 30 days after the date of this prospectus supplement. See “Underwriting.”

The number of shares of our common stock outstanding after this offering is based on 48,448,608 shares of our common stock outstanding as of July 31, 2014 and excludes:

•	475,874 shares issuable upon the exercise of stock options outstanding as of July 31, 2014, at a weighted average exercise price of $15.08 per share; 2,154,638 shares issuable pursuant to restricted stock units outstanding as of July 31, 2014; and

•	5,274,122 shares available for future issuance as of July 31, 2014 under our stock plans.

Unless we specifically state otherwise, information in this prospectus supplement regarding the number of shares of our common stock outstanding after this offering assumes that the underwriters do not exercise their option to purchase additional shares of our common stock.

RISK FACTORS

Investing in our common stock involves significant risks. Before making a decision to buy shares of our common stock in this offering, you should carefully consider all of the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. In particular, you should carefully consider the risks, uncertainties and assumptions under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013, as updated by our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2014, each of which is incorporated into this prospectus supplement by reference. If any of those risks actually occur, they may materially harm our business, prospects, results of operations and financial condition. In this event, the market price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations.

Risks related to our common stock and this offering

If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

The price of our common stock in this offering will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent outstanding options or warrants are exercised, you will incur further dilution. Based on the public offering price of $10.25 per share, you will experience immediate dilution of $6.57 per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the public offering price.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses, and these financial losses could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference into these documents contain statements that are considered “forward-looking statements” within the meaning of the United States securities laws. In addition, we and our management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends and other matters that do not relate strictly to historical facts, are based on management’s expectations and assumptions, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “intends,” “plans,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements regarding: projections of revenue, margins, expenses, earnings from operations, cash flows, synergies or other financial items; plans, strategies and objectives of management for future operations, including statements relating to potential acquisitions; developments or performance of our products; future economic conditions or performance; the outcome of outstanding claims or legal proceedings; assumptions underlying any of the foregoing; and any other statements that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on our management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Our management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of important factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to us and our subsidiaries, as discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013, as updated by our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2014, each of which is filed with the SEC and incorporated by reference into this prospectus supplement. Factors that could cause changes in the expectations or assumptions on which forward-looking statements are based include, but are not limited to, the following: weak worldwide economic conditions; the ability to realize anticipated synergies and cost savings, including as a result of the acquisition of our Multitest and ECT businesses; the risk of fluctuations in sales and operating results; and risks related to the timely development of new products, options and software applications.

Therefore, actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed above and elsewhere in this prospectus supplement, the accompanying prospectus or in our other filings with the SEC. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the respective dates of such statements. Unless specifically required by law, we undertake no obligation to revise the forward-looking statements contained in, or incorporated by reference into, this prospectus supplement to reflect events after the time it is filed with the SEC. The factors discussed above are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely affect our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which you evaluate an investment in our common stock. You should consider all risks and uncertainties included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us from our sale of the 4,682,927 shares of common stock offered by us in this offering will be approximately $45.25 million, based on a public offering price of $10.25 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase an aggregate of up to 702,439 shares of our common stock in full, we estimate that the net proceeds to us will be approximately $52.09 million.

We expect to use approximately $18 million of the net proceeds from the sale of common stock in this offering to repay the outstanding principal balance of the promissory notes issued to Dover Corporation. We expect to use a portion of the net proceeds to repay a portion of the outstanding principal of the Silicon Valley Bank term loan used to finance a portion of the acquisition of our Multitest and ECT businesses although we have not yet determined the amount of such repayment. We also expect to use any remaining net proceeds for general corporate purposes, including capital expenditures and potential strategic acquisitions. As of the date of this prospectus supplement, we have not identified any acquisitions for which we intend to use the offering proceeds.

The promissory notes issued to Dover Corporation accrue interest on the unpaid balance for each day that they remain outstanding after December 1, 2014 at a per annum rate equal to the London Interbank Offered Rate (“LIBOR”) plus 10%, and may be prepaid by us at any time without penalty prior to May 1, 2019. The promissory notes are subject to payments of $1.3 million due on December 1 and June 1 of each year, until the notes are paid in full.

On November 27, 2013, in order to fund a portion of the purchase price of our acquisition of our Multitest and ECT businesses, we established a senior secured credit facility pursuant to a credit agreement among us, Everett Charles Technologies LLC, Silicon Valley Bank, as administrative agent, and the several lenders from time to time party thereto. The senior secured credit facility consists of a $50 million term loan and a revolving credit facility for up to $5 million. Borrowings under the senior secured credit facility bear interest, at a base rate plus a margin of up to 2.50% per annum, or at a LIBOR rate plus a margin of up to 3.50% per annum, in either case based on our ratio of consolidated senior debt to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (the “Leverage Ratio”), or at a LIBOR rate plus a margin (such margin not to exceed a per annum rate of 3.50%) based on the Leverage Ratio. At July 31, 2014, the interest rate in effect on the senior secured credit facility was 3.73% and there was $48,125,000 aggregate principal amount outstanding under the term loan and $0 outstanding under the revolving credit facility.

Pending their application, we intend to invest any net proceeds in investment-grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and our capitalization as of April 30, 2014:

•	on an actual basis; and

•	on an as adjusted basis to give effect to (i) the sale of 4,682,927 shares of our common stock offered by us in this offering at the public offering price of $10.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the application of $18 million of the net proceeds therefrom to repay the outstanding principal balance of the promissory notes issued to Dover Corporation as described in “Use of Proceeds.”

You should read this table together with the financial statements and related notes and the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of April 30, 2014
	Actual	As Adjusted(1)
	(unaudited) (amounts in thousands)
Cash and cash equivalents(3)	$55,114	$82,364

Long-term liabilities:
Bank Term Loan under Credit Agreement	$48,750	$48,750
Seller Financing-Promissory Notes	18,000	0

Total long-term liabilities(2)	66,750	48,750
Stockholders’ equity:
Common stock, par value $0.05 per share; 150,000,000 shares authorized; 48,384,723 shares issued and outstanding, actual; 53,067,650 shares issued and outstanding, as adjusted	2,419	2,653
Additional paid-in capital	749,326	794,342
Accumulated other comprehensive income	856	856
Accumulated deficit	(562,524)	(562,524)

Total stockholders’ equity	190,077	235,327

Total capitalization	$256,827	$284,077

(1)	Does not reflect any repayment of amounts outstanding under the Silicon Valley Bank term loan, because the amount of any such repayment has not been determined. Assumes no exercise by the underwriters of their option to purchase additional shares.
(2)	Excludes other long-term liabilities of $13,245 and commitments and contingencies of $56,533.
(3)	Does not include marketable securities of $41,582 and $41,582, respectively.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by subtracting our total liabilities from our total tangible assets and dividing the difference by the number of outstanding shares of our common stock.

Our net tangible book value at July 31, 2014 was $150 million, or $3.10 per share. After giving effect to the sale of all 4,682,927 shares in the offering at the public offering price of $10.25 per share, less the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value at July 31, 2014 would be $195.3 million, or $3.68 per share. This represents an immediate increase in net tangible book value of $0.58 per share to existing stockholders and an immediate dilution of $6.57 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share		$10.25
Net tangible book value per share as of July 31, 2014	$3.10
Increase per share attributable to investors purchasing our common stock in this offering	$0.58

As adjusted net tangible book value per share as of July 31, 2014 after this offering		$3.68

Dilution per share to investors purchasing our common stock in this offering		$6.57

If the underwriters exercise in full their option to purchase additional shares of common stock at the public offering price of $10.25 per share, the as adjusted net tangible book value after this offering would be $3.75 per share, representing an increase in net tangible book value of $0.65 per share to existing stockholders and immediate dilution in net tangible book value of $6.50 per share to investors purchasing our common stock in this offering at the public offering price.

The foregoing information is based on 48,448,608 shares of our common stock outstanding as of July 31, 2014 and excludes:

•	475,874 shares issuable upon the exercise of stock options outstanding as of July 31, 2014, at a weighted average exercise price of $15.08 per share; 2,154,638 shares issuable pursuant to restricted stock units outstanding as of July 31, 2014; and

•	5,274,122 shares available for future issuance as of July 31, 2014 under our stock plans.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Nasdaq Global Market under the symbol “XCRA.” Prior to May 22, 2014, our common stock traded on the Nasdaq Global Market under the symbol “LTXC.” The following table shows the high and low closing sale prices per share of our common stock, as reported on the Nasdaq Global Market, for the periods indicated:

	High	Low
Fiscal Year Ended July 31, 2012
1st Quarter	$7.49	$4.81
2nd Quarter	$7.13	$4.91
3rd Quarter	$7.78	$6.12
4th Quarter	$7.30	$6.58
	$7.78	$4.81
Fiscal Year Ended July 31, 2013
1st Quarter	$6.21	$5.24
2nd Quarter	$6.84	$5.05
3rd Quarter	$6.80	$5.44
4th Quarter	$6.28	$5.31
	$6.84	$5.05
Fiscal Year Ended July 31, 2014
1st Quarter	$7.30	$4.05
2nd Quarter	$8.99	$6.04
3rd Quarter	$10.54	$8.18
4th Quarter	$10.95	$8.40
	$10.95	$4.05
Fiscal Year Ending July 31, 2015
1st Quarter (Through September 11, 2014)	$10.86	$9.36

On September 11, 2014, the last reported trading price of our stock was $10.86. As of July 31, 2014, there were 205 holders of record of our common stock.

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings to fund the development and growth of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. In addition, our credit agreement contains certain covenants that restrict us from paying cash dividends.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us, Stifel, Nicolaus & Company, Incorporated and Craig-Hallum Capital Group LLC, as representatives of the several underwriters, each of the underwriters named below has severally agreed to purchase from us the aggregate number of shares set forth opposite its name below:

Underwriter	Number of Shares
Stifel, Nicolaus & Company, Incorporated	1,873,172
Craig-Hallum Capital Group LLC	1,873,171
D.A. Davidson & Co.	585,365
B. Riley & Co., LLC	351,219

Total	4,682,927

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits the underwriters to purchase and pay for all of the shares listed above if any are purchased.

The underwriters expect to deliver the shares to purchasers on or about September 17, 2014.

Over-Allotment Option

We have granted a 30-day over-allotment option to the underwriters to purchase up to an aggregate of 702,439 shares of our common stock from us at the public offering price, less the underwriting discount payable by us, as set forth on the cover page of this prospectus supplement. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

Commissions and Discounts

The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and at this price less a concession not in excess of $0.3075 per share of common stock to other dealers. After this offering, the offering price and other selling terms may be changed by the representatives. Our shares are offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us:

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Public offering price	$10.25	$10.25	$48,000,001	$55,200,002
Underwriting discount	$0.5125	$0.5125	$2,400,000	$2,760,000
Proceeds, before expenses, to us	$9.7375	$9.7375	$45,600,001	$52,440,002

In addition, we will pay Steelhead Securities, LLC a fee of $20,000 for certain financial advisory and related services provided to us.

Indemnification of Underwriters

We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

The underwriters required all of our directors and executive officers to agree not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, subject to certain exceptions, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, for a period of 90 days after the date of this prospectus supplement.

Notwithstanding the foregoing, if: (a) during the last 17 days of this 90-day period, we release or publish financial results or results from operations or announce material news or a material event; or (b) prior to the expiration of this 90-day period, we announce that we will release or publish financial results or results from operations during the 16-day period following the last day of the 90-day period, then in each case the above restrictions will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, subject to certain exceptions, unless Stifel, Nicolaus & Company, Incorporated, waives, in writing, such extension.

We have agreed that for a period of 90 days after the date of this prospectus supplement, subject to extension as described above, we will not, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, offer, sell, contract to sell or otherwise dispose of any shares of common stock or any securities that are substantially similar to the common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock or any such substantially similar securities, except for:

•	the shares of common stock offered in this offering;

•	shares of common stock issuable upon conversion or exercise of convertible or exercisable securities outstanding on the date of this prospectus supplement; and

•	shares of our common stock that may be issued under our existing equity incentive plans.

Listing

Our common stock is traded on the Nasdaq Global Market under the symbol “XCRA.”

Passive Market-Making

In connection with the offering, the underwriters may engage in passive market-making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion and distribution. A passive market-maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market-maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.

Short sales. Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any short sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing transactions. The underwriters may make bids for or purchases of the shares for the purpose of pegging, fixing, or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids. If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages presales of the shares.

The transactions above may occur on the Nasdaq Global Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

Miscellaneous

The underwriters may in the future provide various investment banking and other financial services for us for which services they may receive customary fees.

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

LEGAL MATTERS

The validity of the shares of common stock we are offering will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedules of Xcerra Corporation as of July 31, 2013 and 2012 and for each of the three years in the period ended July 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting as of July 31, 2013 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Everett Charles Technologies (wholly owned by Dover Corporation) as of December 31, 2012 and 2011 and for each of the years ended December 31, 2012, 2011 and 2010, incorporated in this prospectus supplement by reference to the Current Report on Form 8-K/A filed on February 12, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.xcerra.com. Our website is not a part of this prospectus supplement. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The accompanying prospectus is part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the common stock we are selling in this offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (in each case, other than those documents or the portions of those documents not deemed to be filed):

•	Annual Report on Form 10-K for the fiscal year ended July 31, 2013, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2013 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2013, January 31, 2014 and April 30, 2014;

•	Current Reports on Form 8-K filed September 9, 2013, December 2, 2013 (as amended on February 12, 2014, March 26, 2014 and April 3, 2014), December 13, 2013, February 4, 2014, March 4, 2014, May 2, 2014, May 22, 2014 (solely with respect to Item 5.07) and August 29, 2014; and

•	Description of our common stock contained in our Registration Statement on Form 8-A filed on May 3, 1999, as amended on June 23, 2008, including any amendments or reports filed for the purpose of updating such description.

In addition, this prospectus supplement incorporates by reference all documents and reports that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the completion or termination of this offering of common stock even though they are not specifically identified in this prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

XCRA Investor Relations

Xcerra Corporation

825 University Ave.

Norwood, Massachusetts 02062

Telephone: (781) 461-1000

Attn: Corporate Secretary

PROSPECTUS

$150,000,000

Xcerra Corporation

Debt Securities

Common Stock

Warrants

We may issue securities from time to time in one or more offerings of up to $150,000,000 in aggregate offering price. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on The Nasdaq Global Select Market under the symbol XCRA.

Investing in these securities involves certain risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 12, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings for an aggregate initial offering price of up to $150,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to Xcerra Corporation, a Massachusetts corporation, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.xcerra.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-10761) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended July 31, 2013, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2013 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2013, January 31, 2014 and April 30, 2014;

•	Current Reports on Form 8-K filed July 31, 2013, September 9, 2013, December 2, 2013, December 13, 2013, February 4, 2014, February 12, 2014, March 4, 2014, March 26, 2014, April 3, 2014, May 2, 2014 and May 22, 2014; and

•	The description of our common stock contained in our Registration Statements on Form 8-A filed on May 3, 1999, as amended on June 23, 2008, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

XCRA Investor Relations

Xcerra Corporation

825 University Avenue

Norwood, MA 02062-2643

781-461-1000

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. You can identify these forward-looking statements by our use of the words “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “should,” “intends,” “estimates,” “seeks” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included below important factors that we believe could cause our actual results to differ materially from the forward-looking statements that we make. If any of these risks were to occur, our business, financial condition, results of operations or prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment. These risks and uncertainties may be interrelated or co-related, and as a result, the occurrence of one risk might directly affect other risks described below, make them more likely to occur or magnify their impact. Moreover, the risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

XCERRA CORPORATION

Xcerra Corporation (“Xcerra” or the “Company”), formerly known as LTX-Credence Corporation, is a global provider of test and handling capital equipment, interface products, test fixtures, and services to the semiconductor, industrial, and electronics manufacturing industries. We design, manufacture, market and service systems and products that address the broad, divergent requirements of the mobility, industrial, medical, automotive and consumer end markets, offering a comprehensive portfolio of solutions and technologies, and a global network of strategically deployed applications and support resources. We operate in the semiconductor and electronics manufacturing test markets and are the parent company of the atg-Luther & Maelzer, Everett Charles Technologies, LTX-Credence and Multitest businesses. We have a broad spectrum of semiconductor and printed circuit board (“PCB”) test expertise which enables us to drive innovative new products and services and deliver to customers fully integrated semiconductor test solutions.

Semiconductor designers and manufacturers worldwide use our test and handling equipment and interface products to test their devices during the manufacturing process. Our interface products include the design, manufacture and marketing of load boards, contactors, and pins used in various types of test equipment, as well as in a wide variety of commercial and consumer applications. After testing, these semiconductor devices are incorporated into a wide range of products, including personal and tablet computers, mobile internet equipment such as wireless access points and interfaces, broadband access products such as cable modems and set top boxes, personal communication and entertainment products such as mobile phones and personal digital music players, consumer products such as televisions, videogame systems and digital cameras, automobile electronics and power management devices used in portable and automotive electronics. We also design, manufacture and market PCB test systems used in the testing of pre assembly PCBs. These testers are used to verify the quality of the PCB prior to the installation of components. The types of PCBs that are tested using our systems include a diverse set of electronic products including network servers, personal computers, tablet computers and mobile phones. Our test fixture products include the design, manufacture, and marketing of in-circuit and functional-circuit test fixtures for testing assembled PCBs. We also sell hardware and software support and maintenance services for our products.

Our principal executive offices are located at 825 University Avenue, Norwood, MA 02062-2643 and our telephone number is 781-461-1000.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. The following table should be read in conjunction with our consolidated financial statements and notes incorporated by reference in this prospectus.

	Nine Months Ended April 30, 2014	Fiscal Year Ended
		July 31, 2013	July 31, 2012	July 31, 2011	July 31, 2010	July 31, 2009
Consolidated ratios of earnings to fixed charges	—	—	—	151x	7x	—
Consolidated ratios of earnings to combined fixed charges	—	—	—	151x	7x	—
Deficiency of earnings to fixed charges	$(15,632)	$(12,866)	$(21,982)	—	—	$(141,621)
Deficiency of earnings to combined fixed charges	—	—	—	151x	7x	—

For purposes of calculating the ratios above, earnings consist of net income from continuing operations plus provision for income taxes. Fixed charges include interest expense and the interest portion of rent expense which is deemed to be representative of the interest factor. For the nine months ended April 30, 2014 and for the years ended July 31, 2013, 2012 and 2009, we generated losses which exceeded fixed charges of $10.3 million, $12.1 million, $20.6 million, and $130.5 million, respectively.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities which may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered. When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean Xcerra Corporation excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

We may issue senior debt securities from time to time, in one or more series under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The forms of senior indenture and subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

None of the indentures will limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

General

The senior debt securities will constitute our unsecured and unsubordinated general obligations and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.” The debt securities will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities of any series being offered, including the following terms:

•	the title and type of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture the terms on which they are subordinated;

•	the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•	the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund, purchase fund or other analogous fund, if any;

•	any redemption dates, prices, obligations and restrictions on the debt securities;

•	the currency, currencies or currency units in which the debt securities will be denominated and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	any conversion or exchange features of the debt securities;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

•	any special tax implications of the debt securities; and

•	any other material terms of the debt securities.

When we refer to “principal” in this section with reference to the debt securities, we are also referring to “premium, if any.”

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such further debt securities or (2) the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants. Unless we indicate otherwise in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, in either case, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

•	the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

No Protection in the Event of a Change in Control. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the following are events of default under the senior indenture for any series of senior debt securities:

•	failure to pay interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days (or such other period as may be specified for such series);

•	failure to pay principal on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise (and, if specified for such series, the continuance of such failure for a specified period);

•	default in the performance of or breach of any of our covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•	certain events of bankruptcy or insolvency, whether or not voluntary; and

•	any other event of default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the fourth bullet point above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest on such series of senior debt securities to be immediately due and payable, and upon this declaration, the same shall become immediately due and payable.

If an event of default specified in the fourth bullet point above occurs and is continuing, the entire principal amount of and accrued interest on each series of senior debt securities then outstanding shall become immediately due and payable.

Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, subject to various provisions in the senior indenture, the holders of a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

The holders of a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of and interest on such senior debt security in accordance with the terms of such debt security, or to bring suit for the enforcement of any such payment in accordance with the terms of such debt security, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all covenants, agreements and conditions under the senior indenture.

Satisfaction and Discharge. We can satisfy and discharge our obligations to holders of any series of debt securities if:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the senior indenture; or

•	all senior debt securities of such series have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit in trust a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us. Purchasers of the debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

Defeasance. Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any series of debt securities issued under the indentures.

Legal Defeasance. We can legally release ourselves from any payment or other obligations on the debt securities of any series (called “legal defeasance”) if certain conditions are met, including the following:

•	We deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•	There is a change in current U.S. federal income tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

If we accomplish legal defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall.

Covenant Defeasance. Without any change of current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities (called “covenant defeasance”). In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following (among other things):

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the events causing the default, you may not be able to obtain payment of the shortfall.

Modification and Waiver. We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•	to evidence the succession of a corporation, limited liability company, partnership or trust to us, and the assumption by such successor of our covenants, agreements and obligations under the senior indenture or to otherwise comply with the covenant relating to mergers, consolidations and sales of assets;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the senior indenture under the Trust Indenture Act of 1939, as amended;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to evidence and provide for the acceptance of appointment under the senior indenture by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting together as a single class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any senior debt securities of such series;

•	reduces the principal amount of any senior debt securities of such series;

•	reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

•	reduces the amount payable upon the redemption of any senior debt securities of such series;

•	changes the currency of payment of principal of or interest on any senior debt securities of such series;

•	reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

•	waives an uncured default in the payment of principal of or interest on the senior debt securities (except in the case of a rescission of acceleration as described above);

•	changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;

•	modifies any of the provisions of these restrictions on amendments and modifications, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification; or

•	reduces the above-stated percentage of outstanding senior debt securities of such series whose holders must consent to a supplemental indenture or modifies, amends or waives certain provisions of or defaults under the senior indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver of the senior indenture in accordance with the provisions described in this section becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors. The senior indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee. The senior indenture provides that, except during the continuance of an event of default, the trustee will not be liable except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The senior indenture and the provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

We may have normal banking relationships with the senior trustee in the ordinary course of business.

Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, premium, interest or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the date upon which such principal, premium or interest became due and payable will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law. The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of or interest on the subordinated debt securities (except for certain sinking fund payments). In addition, upon any payment or distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations that are capitalized on the books of that person in accordance with generally accepted accounting principles;

•	all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated debt indenture.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that we may offer under this prospectus. It may not contain all the information that is important to you. For the complete terms of our common stock, please refer to our restated articles of organization, and our by-laws, as amended, which are incorporated by reference into the registration statement which includes this prospectus. The Massachusetts Business Corporation Act may also affect the terms of our common stock. While the terms we have summarized below will apply generally to any future common stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any security we offer under that prospectus supplement may differ from the terms we describe below.

Authorized Capital Stock of XCRA

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.05 per share. As of March 6, 2014, 48,360,908 shares of common stock were outstanding. No shares of preferred stock are authorized.

Description of XCRA Common Stock

Voting. For all matters submitted to a vote of our stockholders, each holder of common stock is entitled to one vote for each share registered in his, her or its name on our books. Our common stock does not have cumulative voting rights. As a result, persons who hold more than 50% of the outstanding common stock entitled to elect members of our board of directors can elect all of the directors who are up for election in a particular year.

Dividends. If our board of directors declares a dividend, holders of our common stock will receive payments from our funds that are legally available to pay dividends.

Liquidation and Dissolution. If we are liquidated or dissolved, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities.

Other Rights and Restrictions. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our restated articles of organization and by-laws, as amended, do not restrict the ability of a holder of common stock to transfer his, her or its shares of common stock. Massachusetts law provides that, if we make a distribution to our stockholders, other than a distribution of our capital stock, when we are insolvent, or that renders us insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them, or the portion of the distribution that causes us to become insolvent.

Listing. Our common stock is listed on the NASDAQ Global Market under the symbol “XCRA.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Certain Effects of Authorized but Unissued Stock

We have shares of common stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, facilitate corporate acquisitions or payable as a dividend on its capital stock. The existence of unissued and unreserved common stock may enable our board of directors to issue shares to persons friendly to current management.

Provisions of Our Articles of Organization and By-laws and Massachusetts Law That May Have Anti-Takeover Effects

Staggered Board of Directors. Our by-laws, as amended, provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. We are also subject to provisions of the Massachusetts General Laws providing that the boards of public companies have staggered terms. Our by-laws, as amended, also provide that directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares of our capital stock entitled to vote in the election of directors or a majority of directors then in office. In addition, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Limitation of Liability; Indemnification. Our restated articles of organization contain provisions permitted under the Massachusetts General Laws relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving certain proscribed conduct, such as the breach of a director’s duty of loyalty or intentional misconduct. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. In addition, our by-laws, as amended, contain provisions requiring us to indemnify our directors and officers under specified circumstances. These provisions do not limit or eliminate our right or the right of any of our stockholders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach by a director or an officer of his or her duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Special Meetings of Stockholders. Our by-laws, as amended, impose restrictions and limitations on the ability of stockholders to call special meetings of stockholders. For example, requests for stockholder meetings may be made only during limited periods of time and must be made by a group of stockholders holding at least 40% of the outstanding capital stock entitled to vote at the meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws, as amended, provide that nominations for election to our board of directors may be made either by our board of directors or by a stockholder who complies with specified notice provisions. Our by-laws, as amended, contain similar advance notice provisions for stockholder proposals for action at stockholder meetings.

Business Combinations with Interested Stockholders. The Massachusetts General Laws contain anti-takeover provisions regarding, among other things, business combinations with an affiliated stockholder. In general, the Massachusetts General Laws prevent a publicly held Massachusetts corporation from engaging in a business combination, as defined in the Massachusetts General Laws, with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•	the interested stockholder acquires 90% of the outstanding voting stock of the corporation at the time it becomes an interested stockholder; or

•	the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

An interested stockholder is generally a person owning more than 5% of the outstanding voting stock of the corporation. A business combination includes mergers, consolidations, stock and asset sales and other transactions with the interested stockholder which result in a financial benefit to the interested stockholder.

Control Share Acquisitions. We have elected to opt out of the control share acquisitions provisions of the Massachusetts General Laws. We could, however, opt into these control share acquisitions provisions at any time by amending our by-laws.

In general, the control share acquisitions provisions of the Massachusetts General Laws provide that any person, including his, her or its affiliates, who acquires shares of a corporation that are subject to the control share acquisitions statute and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by the stockholders of the corporation.

The authorization of voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares, excluding shares owned by:

•	the person making an acquisition of this nature;

•	any officer of the corporation; and

•	any employee who is also a director of the corporation.

There are several other types of share acquisitions that are not subject to these provisions of the Massachusetts General Laws, including acquisitions of shares under a tender offer, merger or consolidation which is made in connection with an agreement to which the corporation is a party and acquisitions of shares directly from the corporation or a wholly owned subsidiary of the corporation.

Transactions with Related Persons. Our by-laws, as amended, provide that the affirmative vote of not less than 75% of all outstanding shares of our common stock entitled to vote on the matter and not less than two-thirds of all outstanding shares not held by a “related person,” as defined below, are required for the approval of any business, financial, employment or other agreement or arrangement with a related person, or any action, consent or other arrangement which affects our rights or obligations with respect to a related person, including:

•	a merger, consolidation or share exchange of us or any of our subsidiaries with or into a related person or a corporation which would be an affiliate of a related person after such merger, consolidation or share exchange;

•	a merger or consolidation of a related person into us;

•	a sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or other security device, of all or any of our tangible or intangible assets or those of one of our subsidiaries to a related person;

•	a sale, lease, exchange, transfer, loan or other disposition of all or any tangible or intangible assets of a related person to us or one of our subsidiaries;

•	the issuance of any of our securities or the loan of any of our assets or those of our subsidiaries to a related person;

•	any recapitalization which would increase the voting power of a related person;

•	any loan or other extension of credit by us to a related person or by a related person to us;

•	any employment or consulting agreement or arrangement between us and a related person; and

•	any agreement, contract or other arrangement providing for any of the above.

A “related person” is defined in our by-laws, as amended, as an individual, corporation, partnership or other person or entity which, together with its affiliates and associates (as defined in Rule 12b-2 of the Exchange Act), beneficially owns (as defined in Rule 13d-3 of the Exchange Act) in the aggregate 10% or more of the shares of our common stock entitled to vote generally for directors, and any affiliate or associate of such person or entity.

Notwithstanding the foregoing, stockholder approval is not required if two-thirds of the directors who were members of our board immediately before the time that any related person involved in a transaction described above became a related person have approved the transaction, or if the transaction is between us and one of our wholly-owned subsidiaries.

This section of our by-laws, as amended, may only be amended by the same affirmative vote as required for a transaction with a related person, unless an amendment is declared advisable by two-thirds of the directors who were members of our board immediately before the time that any related person involved in a transaction described above became a related person, in which case it may be approved by a two-thirds vote of our outstanding common stock entitled to vote thereon.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock or debt securities. The applicable prospectus supplement will describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in definitive or global form or in any combination of these forms;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•	the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

FORMS OF SECURITIES

Each debt security and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the common stock, debt securities or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable indenture or warrant agreement. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or warrant agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or warrant agreement, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of us, or any trustee, warrant agent or other agent of ours, or any agent of any trustee or warrant agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment to holders of principal, premium, interest or other distribution of underlying securities or other property on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price and the proceeds we will receive from the sale of the securities;

•	any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or re-allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements and schedules of Xcerra Corporation as of July 31, 2013 and 2012 and for each of the three years in the period ended July 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting as of July 31, 2013 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Everett Charles Technologies (wholly owned by Dover Corporation) as of December 31, 2012, and 2011 and for each of the years ended December 31, 2012, 2011 and 2010, incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed on February 12, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

4,682,927 Shares

Xcerra Corporation

Common Stock

Prospectus Supplement

September 12, 2014

Stifel	Craig-Hallum Capital Group

D.A. Davidson & Co.	B. Riley & Co.